Exhibit 99.1

For more information:
Investor Relations	Media Relations
Jim DeNike	Wendy Carhart
Corixa Corp.	Waggener Edstrom Bioscience
(206) 754-5716	(503) 443-7000
denike@corixa.com	wendyc@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS

SEATTLE, August 3, 2004 — Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the second quarter ended June 30, 2004.

For the second quarter of 2004 Corixa reported total revenue of $5.8 million, compared with total revenue of $20.0 million for the second quarter of 2003. The decrease in 2004 second-quarter revenues compared with 2003 is due primarily to one-time milestone and reimbursement revenue received in the second quarter of 2003 from GSK following FDA approval of BEXXAR. Net loss applicable to common stockholders for the second quarter of 2004 was $10.6 million, compared with net loss of $20.9 million for the second quarter of 2003. The net loss for the second quarter of 2004 includes other income of $9.9 million which represents the $20 million payment received from Biogen IDEC for the settlement of Bexxar patent litigation net of the portion paid to other parties. The net loss for the second quarter of 2003 included a $12.6 million impairment charge associated with lease-related assets. Diluted net loss per common share for the second quarter of 2004 was $0.19, compared with diluted net loss per common share of $0.41 for the second quarter of 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and a lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the second quarter of 2004 were $10.4 million and $0.19, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $7.9 million and $0.15, respectively, for the second quarter of 2003.

Corixa co-promotion revenue or expense under its agreement with GSK for the sale of BEXXAR therapeutic regimen in the United States is determined based on the calculation of joint profit or loss, which is included in sales, general and administrative expense for the quarter ended June 30, 2004. During the initial period of product availability, Corixa expects to record losses from the joint business agreement, reflecting increased expenses for the cost of co-promotion revenue, promotion, education and training. BEXXAR sales in the second quarter of 2004 were $2.2 million, compared with first-quarter 2004 sales of $1.3 million — a 69 percent increase from the previous quarter.

For the first six months of 2004, Corixa reported total revenue of $13.1 million, compared with total revenue of $29.1 million for the first six months of 2003. Net loss applicable to common stockholders for the first six months of 2004 was $31.7 million, compared with net loss of $39.9 million for the first six months of 2003. Diluted net loss per common share for the first six months of 2004 was $0.57, compared with diluted net loss per common share of $0.79 for the first six months of 2003. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, and a lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the first six months of 2004 were $31.4 million and $0.56, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $26.3 million and $0.52, respectively, for the first six months of 2003.

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net loss and net loss per share with the respective non-GAAP amounts for the three months ended June 30, 2004, and June 30, 2003, is included at the end of this press release.

As of June 30, 2004, Corixa had $168.5 million in cash, cash equivalents and investments.

“We continue to make progress toward achieving our long-term objectives for the Company,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “During the first six months of 2004, we moved two new potential products into human clinical trials, we secured additional funding from the National Institutes of Health for our innate immunity program, and completed a long-term, guaranteed supply agreement with GlaxoSmithKline for our MPL adjuvant. All of these accomplishments will contribute to the long-term success of Corixa.”

Second-Quarter Accomplishments

•	Initiated a Phase I clinical trial to test the safety and immune response activity of CRX-675 for seasonal allergic rhinitis. CRX-675 is one of Corixa’s proprietary compounds that interact with and trigger toll-like receptor 4 (TLR4).

•	Signed a 12-year agreement with the Australian Nuclear Science and Technology Organization (ANSTO) to develop, market and sell BEXXAR in certain countries within Australasia, including Australia, China, India, Indonesia, New Zealand and Singapore. Corixa also granted ANSTO co-exclusive rights to supply BEXXAR to Japan, South Korea and Taiwan.

•	Presented research at the 40th annual meeting of the American Society of Clinical Oncology (ASCO) showing that therapy with two standard chemotherapeutic regimens, each followed by a single treatment with the BEXXAR therapeutic regimen, produced complete responses in 80 percent to 83 percent of patients when used as front-line, initial treatment for follicular B-cell non-Hodgkin’s lymphoma.

•	Appointed Christof Marré as vice president of marketing. In this position, Marré will lead Corixa’s domestic and international marketing and strategic planning efforts for the company’s commercial programs, including BEXXAR.

Recent Accomplishments

•	Entered into a new manufacturing and guaranteed supply agreement with GlaxoSmithKline Biologicals (GSK) covering the production of Corixa’s flagship adjuvant, monophosphoryl lipid A or MPL®. The agreement, which runs through 2012, guarantees payment to Corixa for supplying GSK with increasing annual quantities of MPL peaking in 2008 at the current maximum output of Corixa’s Hamilton, Montana, MPL manufacturing facility (approximately 2 kilograms/year).

Conference Call

Corixa will hold a conference call and webcast to discuss the second-quarter financial results on August 3, 2004, at 5 p.m. EDT/2 p.m. PDT. The live conference call can be accessed by calling (800) 314-7867 or (719) 867-0640. Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 177386. The call will be rebroadcast until 12 a.m. EDT August 12th.

About Corixa

Corixa is a biopharmaceutical company developing oncology and immunology products that manage human diseases. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at www.corixa.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial potential for BEXXAR, the contribution of recent accomplishments to our long term success, and our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

# # #

Corixa Corporation
Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue:
Collaborative agreements	$5,120	$19,537	$11,613	$27,605
Government grants and contracts	712	472	1,503	1,529

Total revenue	5,832	20,009	13,116	29,134
Operating expenses:
Research and development	17,363	23,322	37,586	48,267
Sales, general and administrative	7,859	4,992	15,004	8,434
Impairment of lease-related assets	—	12,564	—	12,564

Total operating expenses	25,222	40,878	52,590	69,265

Loss from operations	(19,390)	(20,869)	(39,474)	(40,131)
Interest income	870	707	1,825	1,532
Interest expense	(1,813)	(479)	(3,594)	(737)
Other income, net	9,891	18	9,891	18

Net loss	(10,442)	(20,623)	(31,352)	(39,318)
Preferred stock dividend	(125)	(326)	(380)	(602)

Net loss applicable to common stockholders	$(10,567)	$(20,949)	$(31,732)	$(39,920)

Basic and diluted net loss per common share	$(0.19)	$(0.41)	$(0.57)	$(0.79)

Shares used in computation of basic and diluted net loss per common share	55,979	51,481	55,739	50,535

	June 30,	December 31,
	2004	2003
Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$168,464	$191,985
Working capital	78,356	107,519
Total assets	242,180	250,566
Long-term obligations less current portion	120,635	108,138
Accumulated deficit	(1,225,912)	(1,194,560)
Total stockholders’ equity	49,696	80,956

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Non-GAAP Financial Measures:
Reconciliation of net loss to net loss excluding acquisition related charges:
Net loss applicable to common stockholders	$(10,567)	$(20,949)	$(31,732)	$(39,920)
Impairment of lease-related assets	—	12,564	—	12,564
Intangible asset and leasehold amortization	182	449	364	944
Deferred compensation amortization	4	80	14	139

Net loss excluding acquisition related charges	$(10,381)	$(7,856)	$(31,354)	$(26,273)

Basic and diluted net loss per share excluding acquisition related charges	$(0.19)	$(0.15)	$(0.56)	$(0.52)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net loss and net loss per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with generally accepted accounting principles in the United States.